Exhibit (a)(5)


                        MUNIYIELD FLORIDA INSURED FUND


                                 AMENDMENT TO
                          CERTIFICATE OF DESIGNATION
                            DATED NOVEMBER 16, 1992
                ESTABLISHING POWERS, QUALIFICATIONS, RIGHTS AND
              PREFERENCES OF THE AUCTION MARKET PREFERRED SHARES
                                 ("AMPSR(R)")

     The undersigned hereby certifies that he is the Secretary of MuniYield Florida Insured Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, and that this Amendment to the Certificate of Designation dated November 16, 1992 (the "Certificate") has been adopted by the Board of Trustees of the Trust in a manner provided in the Trust's Declaration of Trust.

VOTED:         WHEREAS the Board of Trustees of MuniYield Florida Insured Fund
          (the "Trust") is expressly empowered pursuant to Section 6.1 of the Trust's Declaration of Trust to authorize the issuance of preferred shares of the Trust in one or more series, with such preferences, powers, restrictions, limitations or qualifications as determined by the Board of Trustees and as set forth in the resolution or resolutions providing for the issuance of such preferred shares;

               WHEREAS, on November 16, 1992, pursuant to a Certificate of Designation (the "Certificate") the Board of Trustees did thereby authorize the issuance of a series of 1,200 preferred shares, par value $0.10 per share, liquidation preference $50,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) designated Auction Market Preferred Shares;

               WHEREAS, the Board of Trustees has determined that it is in the best interests of the Trust to effect a share split of such Auction Market Preferred Shares, thereby increasing the authorized number of preferred shares and accordingly reducing the par value and per share liquidation preference of such preferred shares.

               WHEREAS, the Board of Trustees concurrently herewith has amended the Trust's Declaration of Trust to change the par value of the preferred shares issuable thereunder to $0.05 per share from $0.10 per share.

               NOW THEREFORE, the Board of Trustees does hereby divide the existing 1,200 shares of Auction Market Preferred Shares, with a par value of

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(R)  Registered trademark of Merrill Lynch & Co., Inc.




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          $0.10 per share, liquidation preference $50,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) into 2,400 shares of Auction Market Preferred Shares, with a par value of $0.05 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) and, in order to effect such division, the Board of Trustees does hereby amend the Certificate of Designation, having determined that such amendments do not adversely affect the rights of any Shareholder of the Trust with respect to which the amendments are applicable pursuant to Section 10.3(a) of the Declaration of Trust, as follows:

               1. The first paragraph under Designation is deleted in its entirety and replaced by the following:

               A series of 2,400 shares of preferred shares, par value $.05 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated "Auction Market Preferred Shares" and shall consist of 1,200 shares initially authorized for issuance pursuant to the Certificate of Designation dated November 16, 1992 (which, at the time of such authorization, had a par value of $.10 per share, and a liquidation preference of $50,000 per share, plus an amount equal to accumulated but unpaid dividends whether or not earned or declared thereon) and an additional 1,200 shares caused by the division of each such initially issued share into two Auction Market Preferred Shares (sometimes referred to herein as "AMPS"); have an Applicable Rate and Dividend Payment Dates as set forth herein; and have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as are set forth in this Certificate of Designation. The Auction Market Preferred Shares shall constitute a separate series of preferred shares of the Trust, and each Auction Market Preferred Share shall be identical.

               2. The definition of "AMPS Basic Maintenance Amount," in
          Section 1(a) is amended by substituting in clause (a) thereof, "$25,000" for "$50,000."

               3. The definition of "Mandatory Redemption Price" in Section 1(a) is amended by substituting therein "$25,000" for "$50,000".

               4. The definition of "Optional Redemption Price" in Section 1(a) is amended by substituting therein "$25,000" for "$50,000."

               5. The definition of "Preferred Shares" in Section 1(a) is amended by changing the par value stated therein from "$.10 per share" to "$.05 per share."



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               6. The definition of "Specific Redemption Provisions" in
          Section 1(a) is amended by substituting therein in each place it appears "$25,000" for "$50,000."

               7. Section 2(c)(ii) is amended by substituting therein in each place it appears "$25,000" for "$50,000."

               8. Section 3 is amended by substituting therein $25,000" for $50,000."

     Dated this 30th day of  Nov., 1994.



                                                      /s/ Mark B. Goldfus
                                        -----------------------------------
                                        Mark B. Goldfus
                                        Secretary



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                           AMENDMENT TO DECLARATION
                        MUNIYIELD FLORIDA INSURED FUND